Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Vicarious Surgical Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	457(c) and 457(h)	6,590,000 (2)	$3.667 (3)	$24,165,530.00	$0.0000927	$2,240.15
Total Offering Amounts					$24,165,530.00		$2,240.15
Total Fee Offsets							—
Net Fee Due							$2,240.15

(1)

Represents shares of Class A common stock, par value $0.0001 per share (“Class A common stock”) that may be issued under the Vicarious Surgical Inc. 2021 Equity Incentive Plan, as amended (the “2021 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A common stock that become issuable under the 2021 Plan as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Class A common stock.

(2)	Represents the number of additional shares of Class A common stock reserved for issuance under the 2021 Plan as approved by the Registrant’s stockholders on June 1, 2022.
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant’s Class A common stock as reported on the New York Stock Exchange on June 9, 2022.